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                                                                    EXHIBIT 10.3

                  SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
               Statement of Amendments Effective November 29, 1995

1. The definition of the term "Options" set forth in Section II is hereby amended to read in its entirety as follows:

          (7) Options shall mean the Incentive Stock Options and the Non-Qualified Stock Options granted from time to time under the Plan. If Options are not designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant, the number of Options granted which qualify for treatment as Incentive Stock Options under the Code will be Incentive Stock Options, and the remainder of such Options, if any, will be Non-Qualified Stock Options.

2.   The following new definitions are hereby added to Section II:

          (10) Incentive Stock Option shall mean a stock option granted under the Plan that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

          (11) Non-Qualified Stock Option shall mean a stock option granted under the Plan that is not an incentive stock option within the meaning of
     Section 422 of the Code.

3. The subsection of Section VII headed "Option Price" is hereby amended to read in its entirety as follows:

          The purchase price of each Share placed under an Incentive Stock Option shall be determined by the Committee, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of such Share on the date the Incentive Stock Option is granted. However, the purchase price of each Share placed under an Incentive Stock Option to a Participant who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time of the grant shall be at least one hundred and ten percent (110%) of the Fair Market Value of such Share on the date the Option is granted. The purchase price of each Share placed under a Non-Qualified Stock Option shall be determined by the Committee, and may be less than, equal to, or greater than the Fair Market Value of such Share on the date the Non-Qualified Stock Option is granted.

4. The first two sentences of the subsection of Section VII headed "Option Period and Terms" are hereby amended to read in their entirety as follows:

          No option shall be exercisable after the expiration of ten (10) years from the date such Option is granted. However, if the Participant to whom an Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock option is granted.

5. The subsection of Section VII headed "Maximum Annual Amount Per Employee" is hereby amended to read in its entirety as follows:

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          The aggregate fair market value (determined as of the time the
     Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this and any other plans of the Company or any Subsidiary) shall not exceed $100,000.